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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


Date of Report (Date of earliest event reported) August 26, 2005


                               AP HENDERSON GROUP
        (Exact name of small business issuer as specified in its charter)


           Nevada                       0-31153                  88-0355504
(State or other jurisdiction          (Commission              (IRS Employer
       of incorporation)              File Number)           Identification No.)


950 Eulalia Road N.E. Atlanta, Ga                                       30319

(Address of principal executive offices)                             (Zip Code)


       Registrant's telephone number, including area code: (512)-260-5098

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.425)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT


On August 26, 2005 AP Henderson Group (APHG.PK) has entered into a Letter of Intent with the new Slideview Corporation ("Slideview Corporation"), of Nevada to commercialize the Slideview patents currently held by AP Henderson's wholly owned subsidiary, Slideview Corp. of Oklahoma Slideview Corp.). Slideview Corp.'s patents create an innovative multi-screen laptop notebook Computer screen design called "X-PANELS"(TM). The targeted closing date for the transaction is September 30th 2005. The closing of the transaction is subject to due diligence and review by the each of the party's advisors and accountants, as well as termination conditions.

Under the Letter of Intent, Slideview Corporation intends to purchase the Slideview Corp. patents in consideration of Slideview Corporation's stock and warrants. Each current shareholder of AP Henderson would be entitled to receive on a pro rata basis one share of the voting common stock of Slideview Corporation for each voting common share of AP Henderson owned at the time of the closing of the Asset Purchase Agreement Each Shareholder of AP Henderson will also be entitled to receive one warrant to purchase the common stock of Slideview Corporation for each four shares of AP Henderson common stock owned at the time of the closing of the Asset Purchase Agreement. The strike price of the warrants shall be no lower than $0.50 and no higher than $1.25, as shall be determined in good faith by the Board of Directors of New Slide View. The Slideview Corporation's stock and warrants to be issued in consideration of this transaction may be issued into a trust or held in escrow for the benefit of AP Henderson stockholders pending registration of such stock with the Securities and Exchange Commission at the discretion of the AP Henderson Board.

Either party may terminate the letter of intent if (i) the other party fails to perform its obligations under the letter of intent, (ii) the other party's assets are found to be encumbered by any liens, encumbrances, judgments or claims, (iii) if there is any litigation claims against the either party; or
(iv) if upon the advice of either party's accountants or legal advisers the structure of the transaction is not sound from either a legal or accounting standpoint.; or if there is any fact disclosed in the Due Diligence Period which either party deems to be material to its decision to proceed with the transactions hereunder, and such party determines such material fact to be adverse to its decision to proceed in accordance with the Letter of Intent.

Management of the new Slideview Corporation will consist of Raymond Robin (CEO) and Chris McDonald (President and Director of Marketing and Sales). McDonald was the co-founder and co-developer of the Slideview Technology. Two appointees by AP Henderson shareholders will serve as minority directors on the Slideview Corporation Board. Certain AP Henderson shareholders and officers and directors of AP Henderson will lock up their stock for eighteen months and give limited proxy rights to the management of Slideview Corporation. Donald Sprague, currently a director of AP Henderson Group, will consult to new Slideview for an initial period to be determined.

Under the Letter of Intent, 7 million shares of common stock will be issued to Slideview management, initial key employees and key consultants. Warrants to purchase 4.5 million shares of Slideview common stock will also be issued to Slideview management and key employees. Slideview may also establish an employee benefit plan holding approximately 2.5 millions shares of Slideview common stock.


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Slideview Corporation has committed to raise an initial funding of $1-3mm. The funding will be used to build the Slideview(TM) prototype, and engage in manufacturing and distribution of Slideview(TM) technology. Slideview Corporation has also committed to appropriately register the New Slideview stock, to be distributed to the AP Henderson shareholders, with the SEC. There are currently no commitments of capital, and there can be no assurance that such capital can be raised.

AP Henderson's Board of Directors believes the transactions approved in the Letter of Intent are in the best interests of AP Henderson shareholders because they will allow a better opportunity to raise capital to commercialize the Slideview patents and give additional registered stock of Slideview Corporation to AP Henderson shareholders. AP Henderson's Board approved the Slideview Corporation's transaction following the rescission of two foreign mergers last year and the company's dismissal of two officers, as reported in the Company's Form 8-K Reports of December 16, 2004 and March 28, 2005. which are incorporated by reference. The Board requests that any investor familiarize itself with AP Henderson's current SEC reports and notes that any person relying on or using in any manner the information contained such reports in making an investment decision does so at its own risk.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

As previously reported in the Company's Form 10Q filed August 25, 2005, Erik Nelson Mr. Erik Nelson, President and Director of AP Henderson has reported his resignation, effective as of August 20, 2005, from both positions to pursue other engagements. Mr. Nelson took the Presidency and Directorship of the Company to help restructure APHG in 2005 and to engage in an internal investigation of the rescinded merger with Hyundai MultiCAV Shanghai Computer, Ltd. Mr. Nelson has been paid in full in accordance with a consulting contract that both parties have mutually agreed to terminate.

EXHIBITS

         (10) August 25, 2005 Letter of Intent between AP Henderson Group and Slideview Corporation,

         (99) August 30, 2005 AP Henderson Group Press Release

REPORTS

Incorporated by reference:

December 28, 2004 Form 8-K
March 28, 2005 Form 8-K , as amended on June 6, 2005


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



AP HENDERSON GROUP


/s/ Donald Sprague
---------------------------
Vice President and Director
Donald Sprague